Exhibit 99.2

SELECTED HISTORICAL FINANCIAL DATA AND UNAUDITED PRO

FORMA COMBINED FINANCIAL INFORMATION

Selected Historical Consolidated Financial Data of Interactive Strength Inc.

The following tables summarize financial data of Interactive Strength Inc., a Delaware corporation (“Interactive” or the “Company”). The statement of operations data for the years ended December 31, 2023, and 2022 and the balance sheet data as of December 31, 2023, and 2022 have been derived from the audited financial statements included in Interactive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (the "SEC") on April 1, 2024. You should read the following selected financial data together with “Interactive’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Interactive’s financial statements and the related notes included in Interactive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024. Interactive’s historical results are not necessarily indicative of results that should be expected in any future period.

Historical Consolidated Financial Statements of Interactive Strength Inc.

	Twelve Months Ended December 31,
	2023	2022
Revenue:
Fitness product revenue	$574	$530
Membership revenue	142	74
Training revenue	246	77
Total revenue	962	681
Cost of revenue:
Cost of fitness product revenue	(2,287)	(2,402)
Cost of membership	(3,807)	(5,693)
Cost of training	(396)	(1,454)
Total cost of revenue	(6,490)	(9,549)
Gross loss	(5,528)	(8,868)
Operating expenses:
Research and development	10,044	19,960
Sales and marketing	1,631	6,219
General and administrative	37,277	19,298
Total operating expenses	48,952	45,477
Loss from operations	(54,480)	(54,345)
Other income (expense), net:
Other income (expense), net	1	(4,036)
Interest (expense)	(1,588)	(952)
Gain upon debt forgiveness	2,595	523
Change in fair value of convertible notes and bridge notes	(306)	107
Change in fair value of warrants	2,405	478
Total other income (expense), net	3,107	(3,880)
Loss before provision for income taxes	(51,373)	(58,225)
Income tax expense	-	-
Net loss attributable to common stockholders	$(51,373)	$(58,225)
Net loss per share - basic and diluted	(4.15)	(119.49)
Weighted average common stock outstanding-basic and diluted	12,367,974	487,276

Exhibit 99.2

Selected Condensed Balance Sheet Data:

	December 31,
	2023	2022
Cash and cash equivalents	-	226
Working capital (1)	(16,178)	(14,345)
Total assets	16,802	24,447
Total liabilities	22,354	27,180
Accumulated deficit	(166,911)	(115,538)
Total stockholders' (deficit)	(5,552)	(2,733)

(1) Working capital is defined as current assets less current liabilities.

Selected Historical Consolidated Financial Data of CLMBR, Inc.

The consolidated statement of operations data for the years ended December 31, 2023, and 2022, and the consolidated balance sheet data as of December 31, 2023, and 2022, have been derived from CLMBR, Inc. (“CLMBR”) audited consolidated financial statements included as Exhibit 99.1 to Interactive Strength Inc. Current Report on Form 8-K/A of which this Exhibit 99.2 is a part. You should read the following selected financial data together with CLMBR consolidated financial statements and related notes included as Exhibits 99.1 to Interactive Strength Inc.’s Current Report on Form 8-K/A of which this Exhibit 99.2 is a part.

CLMBR historical results are not necessarily indicative of results that should be expected for the full year ended December 31, 2024.

Historical Consolidated Financial Statements of CLMBR, Inc.

	Twelve Months Ended December 31,
	2023	2022
Revenue:
Fitness product revenue	$1,103,334	$5,984,091
Membership revenue	762,653	560,020
Training revenue	562,597	540,431
	2,428,584	7,084,542
Cost of fitness product revenue	1,250,607	17,230,253
Cost of membership	2,112,531	265,208
Cost of training	530,358	584,982
	3,893,496	18,080,443
Gross loss	(1,464,912)	(10,995,901)
Operating expenses:
Research and development	614,475	1,672,289
Sales and marketing	244,376	6,068,147
General and administrative	8,119,784	19,311,118
Loss on property and equipment disposal	1,599,160	78,928
Right of use impairment write-off	3,440,000	—
Total operating expenses	14,017,795	27,130,482
Loss from operations	(15,482,707)	(38,126,383)
Other (expense) income, net:
Other income	340,867	6,525
Interest expense	(2,255,405)	(3,837,182)
Total other (expense) income, net	(1,914,538)	(3,830,657)
Loss before provision for income taxes	(17,397,245)	(41,957,040)
Income tax expense	—	—
Net loss	$(17,397,245)	$(41,957,040)

Exhibit 99.2

Selected Condensed Balance Sheet Data:

	December 31,
	2023	2022
Cash and cash equivalents	200	8,105
Working capital (1)	(18,878)	(18,965)
Total assets	4,143	25,214
Total liabilities	25,541	39,143
Accumulated deficit	(89,951)	(72,554)
Total stockholders' deficit	(21,399)	(13,929)

(1) Working capital is defined as current assets less current liabilities.

The Acquisition

On October 6, 2023, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) with CLMBR and CLMBR1, LLC (collectively, the “Sellers”) to purchase and acquire substantially all of the assets and assume certain liabilities of the Sellers. On January 22, 2024, the Company and the Sellers entered into an amended and restated Asset Purchase Agreement (the “Amended Agreement”). On February 2, 2024, pursuant to the Amended Agreement, the Company completed the acquisition for a total purchase price of approximately $15.9 million, consisting of (i) cash of $30,000, (ii) shares of the Company’s common stock with a fair value of $1.0 million, 1,428,922 shares, (iii) shares of the Company’s non-voting Series B preferred stock with a fair value of $2.7 million, 1,500,000 shares, (iv) contingent consideration with a fair value of $1.3 million (as further described below), and (v) the retirement of $9.4 million of senior debt and $1.4 million in related fees, such retirement to be in the form of a $1.4 million cash payment to the lender of the senior debt and the issuance of an $8.0 million promissory note to such lender (the “Acquisition”).

The Sellers shall be entitled to receive a contingent payment in the form of shares of the Company’s common stock (collectively, the “Earn-Out Shares”) calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the volume-weighted average price (“VWAP”) for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 22,665,681 Earn-Out Shares.

To fund the acquisition, on February 1, 2024, the Company entered into a Note Purchase Agreement with CLMBR and Treadway Holdings LLC (the “Purchaser”) pursuant to which the (a) Company sold, and the Purchaser purchased, a Senior Secured Convertible Promissory Note (the “Note”) in the aggregate principal amount of $6.0 million, which is convertible into shares of the Company’s common stock. On February 1, 2024, the Company and the Purchaser entered into a securities purchase agreement, pursuant to which the Company issued to the Purchaser (i) 750,000 shares of the Company’s common stock and (ii) warrants to purchase up to an aggregate of 3,000,000 shares of the Company’s common stock.

The following unaudited pro forma combined financial information presents the combination of the historical consolidated financial statements of Interactive and CLMBR and is intended to provide information about how the Acquisition and other transactions might have affected Interactive’s historical financial statements.

The unaudited pro forma combined balance sheet as of December 31, 2023 combines the historical balance sheets of Interactive and CLMBR on a pro forma basis as if the Acquisition and other transactions had been consummated on December 31, 2023. The unaudited pro forma combined statements of operations for the year ended December 31, 2023 combines the historical statements of operations of Interactive and CLMBR for such periods on a pro forma basis as if the Acquisition and other transactions had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma combined financial information constitutes forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.

The following unaudited pro forma combined financial information gives effect to the following:

Exhibit 99.2

•
The Acquisition, including payment of the preliminary estimated consideration and the impact of preliminary estimated purchase accounting for the acquired assets and assumed liabilities of CLMBR;
•
Other adjustments including those related to transaction costs incurred in connection with the Acquisition and future expense associated with the acquired assets;
•
The transactions made to finance the acquisition including the issuance of $6.0 million senior secured convertible note;

The Acquisition will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) No. 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the total estimated purchase price, as described in Note 4 to the unaudited pro forma combined financial information, has been allocated to the tangible and intangible assets acquired and liabilities assumed of CLMBR based on a preliminary estimate of their fair value. The estimated purchase price and preliminary allocation to the assets and liabilities acquired is subject to revision, as a more detailed analysis is completed and additional information on the fair value of assets and liabilities becomes available, including receipt of final appraisals of the net assets acquired. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of CLMBR may change the amount of the purchase price allocable to goodwill and could have a material impact on the accompanying unaudited pro forma combined statements of operations.

The pro forma financial information has been prepared by management in accordance with SEC Regulation S-X Article 11, Pro Forma Financial Information, as amended, and are not necessarily indicative of the financial position or results of operations that would have been realized if the aforementioned transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Interactive believes are reasonable. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. In addition, the unaudited pro forma combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Acquisition, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies. In addition, the unaudited pro forma combined financial information is not necessarily indicative of Interactive’s results of operations and financial position for any future period.

The unaudited pro forma combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma combined financial information, Interactive’s historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024. The unaudited pro forma combined financial statements should also be read together with CLMBR’s historical audited consolidated statement of operations for the years ended December 31, 2023 and 2022 and the related notes filed as an exhibit to this Current Report on Form 8-K/A as exhibit 99.1.

Exhibit 99.2

INTERACTIVE STRENGTH INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(Amounts in thousands)

	Interactive Strength Inc.	CLMBR Inc.	Transaction		Other
			Adjustments		Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 6)	Notes	(Note 6)	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$-	$200	$(10,856)	(A)	$14,064	(D)(I)(K)	$3,408
Accounts receivable, net of allowances	1	-					1
Inventories, net	2,607	2,925	515	(B)			6,047
Vendor deposits	1,815	61					1,876
Prepaid expenses and other current assets	933	63					996
Total current assets	5,356	3,249	(10,341)		14,064		12,328
Property and equipment, net	444	153					597
Right-of-use-assets	283	430					713
Intangible assets, net	2,254	281	7,519	(C)			10,054
Long-term inventories, net	2,908	-					2,908
Vendor deposits long term	309	-					309
Goodwill	-	-	12,765	(H)			12,765
Other assets	5,248	30					5,278
Total Assets	$16,802	$4,143	$9,943		$14,064		$44,952
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,562	3,569					$14,131
Accrued expenses and other current liabilities	906	2,970	575	(D)	123	(D)(J)	4,574
Operating lease liability, current portion	54	584	(324)	(F)			314
Deferred revenue	77	-					77
Loan payable	5,806	12,333	(10,826)	(A)	9,379	(K)	16,692
Senior secured notes	3,096	-					3,096
Income tax payable	7	-					7
Embedded derivatives	122	-					122
Preferred stock issuable	-	1,250	(1,250)	(E)
Convertible note payable	904	1,421	(1,421)	(E)	2,571	(I)	3,475
Contingent earn-out liability	-	-	1,300	(A)			1,300
Total current liabilities	$21,534	$22,127	$(11,946)		$12,073		$43,788
Operating lease liability, net of current portion	229	3,414	(3,212)	(F)			431
Warrant liabilities	591	-	-		1,800	(I)	2,391
Total liabilities	$22,354	$25,541	$(15,158)		$13,873		$46,610
Commitments and contingencies
Stockholders' equity
Series Seed convertible preferred stock	-	-	-	(G)			-
Series A convertible preferred stock	-	1	(1)	(G)			-
Series A-1 convertible preferred stock	-	-	-	(G)			-
Series B convertible preferred stock	-	1	(1)	(G)			-
Series B-1 convertible preferred stock	-	3	(3)	(G)			-
Series B-2 convertible preferred stock	-	1	(1)	(G)			-
Common stock	7	1	(1)	(G)			7
Additional paid-in capital	161,252	68,546	(64,843)	(G)(A)	439	(I)	165,394
Accumulated other comprehensive income	100	-	-				100
Accumulated deficit	(166,911)	(89,951)	89,951	(G)	(248)	(J)	(167,159)
Total stockholders' (deficit)	(5,552)	(21,398)	25,101		191		(1,658)
Total liabilities and stockholders' (deficit)	$16,802	$4,143	$9,943		$14,064		$44,952

See Notes to Unaudited Pro Forma Combined Financial Information

Exhibit 99.2

INTERACTIVE STRENGTH INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2023

(Amounts in thousands, except per share amounts)

	Interactive Strength Inc.	CLMBR Inc.	Transaction		Other
			Adjustments		Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 6)	Notes	(Note 6)	Notes	Combined
Revenue:
Fitness product revenue	$574	$1,103					1,677
Membership revenue	142	763					905
Training revenue	246	563					809
Total revenue	962	2,429	-		-		3,391
Cost of revenue:
Cost of fitness product revenue	(2,287)	(1,251)	(246)	(AA)			(3,784)
Cost of membership	(3,807)	(2,113)	58	(AA)			(5,862)
Cost of training	(396)	(530)					(926)
Total cost of revenue	(6,490)	(3,894)	(188)		-		(10,572)
Gross loss	(5,528)	(1,465)	(188)		-		(7,181)
Operating expenses:							-
Research and development	10,044	614					10,658
Sales and marketing	1,631	244	666	(AA)			2,541
General and administrative	37,277	8,120					45,397
Loss on property and equipment disposal	-	1,599
Right of use impairment write-off	-	3,440
Total operating expenses	48,952	14,017	666		-		58,596
Loss from operations	(54,480)	(15,482)	(854)		-		(65,777)
Other income (expense), net:
Other income (expense), net	1	341			(248)	(CC)	94
Interest (expense)	(1,588)	(2,255)			(1,357)	(DD)	(5,200)
Gain upon debt forgiveness	2,595	-					2,595
Change in fair value of convertible notes and bridge notes	(306)	-					(306)
Change in fair value of warrants	2,405	-					2,405
Total other income (expense), net	3,107	(1,914)	-		(1,605)		(412)
Loss before provision for income taxes	(51,373)	(17,396)	(854)		(1,605)		(66,189)
Income tax expense	-	-	-		-		-
Net loss attributable to common stockholders	$(51,373)	$(17,396)	$(854)		$(1,605)		$(66,189)
Net loss per share - basic and diluted	(4.15)						(4.55)
Weighted average common stock outstanding-basic and diluted	12,367,974		1,428,922	(BB)	750,000	(BB)	14,546,896

See Notes to Unaudited Pro Forma Combined Financial Information

Exhibit 99.2

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.
Description of the Transaction

On October 6, 2023, the Company entered into the Asset Purchase Agreement with the Sellers to purchase and acquire substantially all of the assets and assume certain liabilities of the Sellers. On January 22, 2024, the Company and the Sellers entered into the Amended Agreement. On February 2, 2024, pursuant to the Amended Agreement, the Company completed the acquisition for a total purchase price of approximately $15.9 million, consisting of (i) cash of $30,000, (ii) shares of the Company’s common stock with a fair value of $1.0 million, 1,428,922 shares, (iii) shares of the Company’s non-voting Series B preferred stock with a fair value of $2.7 million, 1,500,000 shares, (iv) contingent consideration with a fair value of $1.3 million (as further described below), and (v) the retirement of $9.4 million of senior debt and $1.4 million in related fees, such retirement to be in the form of a $1.4 million cash payment to the lender of the senior debt and the issuance of an $8.0 million promissory note to such lender.

The Sellers shall be entitled to receive a Earn-Out Shares in the form of shares of the Company’s common stock calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the VWAP for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 22,665,681 Earn-Out Shares.

To fund the acquisition, on February 1, 2024, the Company entered into a Note Purchase Agreement with CLMBR and the Purchaser pursuant to which the (a) Company sold, and the Purchaser purchased, the Note in the aggregate principal amount of $6.0 million, which is convertible into shares of the Company’s common stock. On February 1, 2024, the Company and the Purchaser entered into a securities purchase agreement, pursuant to which the Company issued to the Purchaser (i) 750,000 shares of the Company’s common stock and (ii) warrants to purchase up to an aggregate of 3,000,000 shares of the Company’s common stock.

2.
Basis of Presentation

The unaudited pro forma combined financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and Article 11 of Regulation S-X. The accompanying pro forma financial information is based on the historical consolidated financial statements of Interactive and CLMBR after giving effect to the Acquisition and related transactions.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805 with Interactive as the acquirer of CLMBR. Under the acquisition method of accounting, the total estimated purchase price, as described in Note 4, has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed of CLMBR based on a preliminary estimate of their fair value. Fair value is defined in ASC 820, Fair Value Measurements and Disclosures(“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The estimated purchase price and preliminary allocation to the assets acquired and liabilities assumed is subject to revision as a more detailed analysis is completed and additional information on the fair value of assets and liabilities become available, including receipt of final appraisals of the net assets acquired. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of CLMBR may change the amount of the purchase price allocable to goodwill and could have a material impact on the accompanying unaudited pro forma combined statements of operations.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs incurred by Interactive and CLMBR are estimated to be $0.6 million, out of which $0.4 million were recorded in the historical financial statements for the year ended December 31, 2023. The remaining acquisition related transaction costs in the amount of $0.2 million are reflected as a pro forma adjustment to the unaudited pro forma combined statements of operations for the same periods. In addition, CLMBR incurred $0.6 million in employee related costs in connection with the acquisition and have been reflected as a pro forma adjustment. See Note 6 below.

The unaudited pro forma combined balance sheet as of December 31, 2023 gives pro forma effect to the Acquisition and other transactions as if they had been consummated on December 31, 2023. The unaudited pro forma combined statements of operations for

Exhibit 99.2

the year ended December 31, 2023 give pro forma effect to the Acquisition and other transactions as if they had been consummated on January 1, 2023.

The unaudited pro forma combined balance sheet as of December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•
Interactive’s audited consolidated balance sheet as of December 31, 2023 and the related notes as included on Form 10-K for the year ended December 31, 2023; and
•
CLMBR’s audited consolidated balance sheet as of December 31, 2023 and the related notes filed as an exhibit to this Current Report on Form 8-K/A.

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•
Interactive’s audited consolidated statement of operations for the year ended December 31, 2023 and the related notes as included on Form 10-K for the year ended December 31, 2023; and
•
CLMBR's audited consolidated statement of operations for the year ended December 31, 2023 and the related notes filed as an exhibit to this Current Report on Form 8-K/A.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Acquisition and other transactions.

Interactive and CLMBR may incur significant costs associated with integrating their operations following closing the Acquisition. The pro forma adjustments reflecting the completion of Acquisition are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Acquisition taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma combined financial information should be read together with Interactive’s historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its annual report on Form 10-K for the year ended December 31, 2023, field with the SEC on April 1, 2024. The unaudited pro forma combined financial information should be read together with CLMBR’s historical audited consolidated financial statements and accompanying notes for the year ended December 31, 2023 filed as exhibit 99.1 to this Current Report on Form 8-K/A. These historical CLMBR financial statements have been adjusted to conform to Interactive’s account classification policies, as described in the notes to the pro forma financial information. See Note 3.

To the extent that there are significant changes to the business following closing of the Acquisition, the assumptions and estimates set forth in the unaudited pro forma combined financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the closing of the Acquisition. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.
Accounting Policies

As part of preparing the unaudited pro forma combined financial information, Interactive conducted an initial review of the accounting policies and practices of CLMBR to determine if differences in accounting policies and practices require reclassification of results of operations or reclassification of assets or liabilities to conform to Interactive’s accounting policies and practices, and such

Exhibit 99.2

reclassifications identified are reflected in the unaudited pro forma combined financial information. Interactive will continue its detailed review of CLMBR’s accounting policies and practices following the Acquisition. As a result of that review, Interactive may identify differences between the accounting policies and practices of the companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

4.
Preliminary Consideration

Upon the closing of the acquisition of CLMBR, Interactive paid the Sellers estimated consideration of $15.9 million. The purchase consideration is preliminary and subject to additional customary adjustments.

Estimated Consideration (Amounts in thousands):
Cash consideration	$30
Fair value of common stock issued	1,015
Fair value of Series B preferred stock issued	2,688
Payoff of Vertical debt (plus accrued interest)	1,447
Retirement of Vertical debt	9,379
Fair value of contingent earn-out consideration	1,300
Total preliminary estimated consideration	$15,859

The fair value of the 1,428,922 shares of common stock issued is calculated based on the closing market value of the Company’s common stock on the closing date February 2, 2024 of $0.71 per share. The fair value of the Series B preferred stock issued was determined by an independent third-party valuation specialist using a common stock Back-Solve method.

The preliminary consideration includes $1.3 million related the fair value of contingent consideration. The Sellers shall be entitled to receive a contingent payment in the form of shares of the Company’s common stock calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the volume weighted average price (the "VWAP") for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP Collar. In addition, in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of common shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 22,665,681 shares. The estimate of the fair value of the contingent consideration was derived using a Monte Carlo simulation approach performed by an independent third-party valuation specialist. The valuation utilizes certain assumptions including a forecast of projected CLMBR units sold in 2024.

5.
Fair Value Estimate of Assets Acquired and Liabilities Assumed

The preliminary estimated purchase price of CLMBR has been allocated to the tangible and intangible assets acquired and liabilities assumed based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities at the closing date February 2, 2024 as if the Acquisition had been completed on December 31, 2023 as follows:

Exhibit 99.2

CLMBR
Preliminary
Estimated Fair value
(Amounts in thousands)
Assets acquired:
Cash and cash equivalents	200
Inventories, net	3,440
Vendor deposits	61
Prepaid expenses and other current assets	63
Property and equipment, net	153
Right-of-use-assets	430
Intangible assets, net	7,800
Goodwill	12,765
Other assets	30
Liabilities assumed:
Accounts payable	(3,569)
Accrued expenses and other current liabilities	(3,545)
Operating lease liability, current portion	(260)
Loan payable	(1,507)
Operating lease liability, net of current portion	(202)
Net assets acquired	15,859

As of the completion of the acquisition, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all acquired assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets. The Company assessed the potential tax implications of the transaction noting that as the transaction was an asset acquisition, the Company receives a step-up in basis in the assets and liabilities acquired for income tax purposes and thus, any deferred tax assets or liabilities were determined to be minimal and excluded from pro forma presentation.

The preliminary allocation of the estimated purchase price is based upon management’s estimates and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available, including receipt of final appraisals of the net assets acquired. A change in the fair value of the net assets may change the amount of purchase price allocable to the goodwill and could have a material impact on the amount of expense included in the accompanying unaudited pro forma combined statements of operations.

6.
Adjustments to unaudited pro forma combined financial information

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined financial information has been prepared to illustrate the effect of Interactive's acquisition of CLMBR and other transactions and has been prepared for informational purposes only.

Transaction Adjustments to unaudited pro forma combined balance sheet

The unaudited pro forma combined balance sheet as of December 31, 2023 includes the following adjustments:

(A) Upon the closing of the acquisition of CLMBR, Interactive paid the Sellers preliminary estimated consideration of $15.9 million (see Note 4). The pro forma adjustments include a $10.9 million reduction to cash and cash equivalents related to the payment of cash consideration and the retirement of CLMBR’s existing debt, a $3.7 million increase to additional paid in capital related to the issuance of common stock and Series B preferred stock to the Sellers, a $10.8 million decrease to loan payable related to the payoff and retirement of CLMBR's existing debt and related fees and a $1.3 million increase to current liabilities related to the contingent earn-out consideration.

Exhibit 99.2

(B) Reflects the adjustment to step up the pro forma balance sheet for CLMBR’s finished goods inventory to a fair value of approximately $3.4 million. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less the selling costs and a normal profit margin on those selling efforts.

As of
December 31, 2023
(Amounts in thousands)
Total preliminary estimated fair value of CLMBR’s inventories	$3,440
Less: CLMBR historical inventories	(2,925)
Pro forma adjustment to inventories	$515

(C) Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including developed technology, customer related intangibles, trademark and tradenames, and content. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

As of
December 31, 2023
(Amounts in thousands)
Preliminary estimated fair value of CLMBR’s intangible assets	$7,800
Less: CLMBR historical intangible assets	(281)
Pro forma adjustment to intangible assets	$7,519

The following table summarizes the estimated fair values of CLMBR’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

	Preliminary	Estimated weighted	Amortization Expense
	estimated	average useful life	Year Ended
(Amounts in thousands)	fair value	(in years)	12/31/2023
Developed technology - hardware	$1,200	7.0 years	$171
Developed technology - software	300	4.0 years	75
Customer-relations intangible - hardware distribution	4,900	13.0 years	377
Customer-relations intangible - DTC subscription	400	2.0 years	200
Trademarks and trade name	800	9.0 years	89
Content	200	3.0 years	67
	7,800		979
Less: Historical intangible assets balance/expense	(281)		(125)
Transaction accounting adjustments	7,519		854

(D) Reflects the accrual of $0.6 million of deal bonuses owed to certain CLMBR employees as a result of the change-in-control of CLMBR and the partial payment by the Company of $0.2 million upon closing.

(E) Reflects the elimination of CLMBR’s existing liabilities related to preferred stock payable and the convertible note payable as the holders did not receive consideration upon liquidation of CLMBR and the combined Company has no obligation to the holders post-acquisition.

(F) Reflects the elimination of CLMBR's operating lease liability that was not assumed in the acquisition.

(G) Reflects an adjustment to eliminate CLMBR’s historical equity.

(H) Reflects the excess of the estimated purchase price over the preliminary fair value of the underlying tangible and intangible assets acquired and liabilities assumed (see Note 5).

Other Adjustments to unaudited pro forma combined balance sheet

Exhibit 99.2

(I) Reflects the issuance of the $6.0 million Note, net of $1.2 million of issuance costs withheld from the proceeds received. The net $4.8 million proceeds were allocated to the common stock and warrants issued to the Purchaser on a relative fair value basis. As a result, $2.6 million was allocated to the Note and recorded as a pro forma adjustment to convertible note payable and $0.4 million was allocated to the common stock and recorded as a pro forma adjustment to additional paid in capital and $1.8 million was allocated to liability-classified warrant and recorded as a pro forma adjustment to warrant liabilities. The Note is classified as a current liability based on the maturity date of December 15, 2024.

(J) Reflects transaction costs of $0.6 million in connection with the Acquisition, such as advisor fees, legal fees, and accounting expenses that were incurred by the Company and CLMBR and partial payment by CLMBR and the Company of $0.4 million as of the date of this Current Report on Form 8-K/A to which this Exhibit 99.2 is a part.

(K) Reflects the issuance of the $8.0 million promissory note issued by the Company to retire CLMBR’s existing debt.

Transaction adjustments to the unaudited pro forma combined statements of operations

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 includes the following adjustments:

(AA) Reflects estimated differences in amortization expense resulting from the allocation of purchase consideration to intangible assets, subject to amortization. For details on the preliminary fair value assessment, useful life, and amortization methods, see pro forma adjustment C above. The following table reflects the amortization adjustment based on the new estimated fair market values as of the closing date. The amortization expense reflected in the unaudited pro forma combined statement of operations may not be reflective of actual amortization expense on a go-forward basis.

Year Ended
December 31, 2023
(Amounts in thousands)
Amortization expense - developed technology(1)	$246
Amortization expense - customer-relations and trademark/tradename(2)	666
Amortization expense - Content(3)	67
Elimination of CLMBR's historical amortization expense - Content(3)	(125)
Total pro forma adjustment to amortization expense	$854

(1)
Amortization expense recorded to cost of fitness product revenue.
(2)
Amortization expense recorded to sales and marketing.
(3)
Amortization expense recorded to cost of membership.

(BB) The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the Acquisition closing date. For the year ended December 31, 2023, the pro forma weighted average shares outstanding are calculated as follows:

Year Ended
December 31, 2023
Interactive weighted average common stock outstanding-basic and diluted	12,367,974
Shares issued to Sellers	1,428,922
Shares issued to Purchaser	750,000
Pro forma weighted average common stock outstanding-basic and diluted	$14,546,896

Other Adjustment to unaudited pro forma combined statements of operations

Exhibit 99.2

(CC) Reflects the transaction costs of $0.2 million in connection with the Acquisition not included in the historical financial statements.

(DD) Reflects the estimated incremental interest expense related to the $6.0 million Note at an interest rate of 2.0% per month and interest expense (including accretion of additional fees) related to the $8.0 million promissory note. The promissory note accrues interest at a rate equal to the rate applicable to the master note of the lender. The adjustment also reflects the elimination of CLMBR’s historical interest expense related to its elimination of its convertible note (see pro forma adjustment E) and retirement of its outstanding loan payable upon acquisition (see proforma adjustment A)..

Year Ended
December 31, 2023
(Amounts in thousands)
Interest expense - Note	$1,259
Interest expense - promissory note	2,353
Elimination of CLMBR's historical interest expense	(2,255)
Total pro forma adjustment to interest expense	$1,357